Exhibit (l)

[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

November 5, 2018

BlackRock Multi-Sector Opportunities Trust II

100 Bellevue Parkway

Wilmington, Delaware 19809

Re:	BlackRock Multi-Sector Opportunities Trust II —
Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to BlackRock Multi-Sector Opportunities Trust II, a statutory trust (the “Trust”) created under the Delaware Statutory Trust Act (the “DSTA”), in connection with the issuance and sale by the Trust of up to 5,000,000 shares (the “Shares”) of the Trust’s common shares of beneficial interest, par value $0.001 per share (the “Common Shares”).

This opinion is being furnished to you in accordance with the requirements of sub-paragraph (l) of Item 25 of Part C of Form N-2 Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(i) the notification of registration on Form N-8A (File No. 811-23357) of the Trust (the “1940 Act Notification”) filed with the Securities and Exchange Commission (the “Commission”) under the 1940 Act on June 20, 2018;

(ii) the Registration Statement on Form N-2 (File Nos. 333-225794 and 811-23357) of the Trust relating to the Shares filed with the Commission on June 20, 2018 under the Securities Act and the 1940 Act, as amended by Pre-Effective Amendment No. 1 on September 4, 2018, and as proposed to be amended by Pre-Effective Amendment No. 2 on the date hereof (such Registration Statement, as so amended and proposed to be amended, being hereinafter referred to as the “Registration Statement”);

BlackRock Multi-Sector Opportunities Trust II

November 5, 2018

(iii) the form of Distribution Agreement (the “Distribution Agreement”) proposed to be entered into between the Trust and BlackRock Investments, LLC (the “Distributor”), filed as an exhibit to the Registration Statement;

(iv) an executed copy of a certificate of Janey Ahn, Secretary of the Trust, dated the date hereof (the “Secretary’s Certificate”);

(v) a copy of the Trust’s Certificate of Trust, certified by the Secretary of State of the State of Delaware on November 5, 2018, and certified pursuant to the Secretary’s Certificate;

(vi) a copy of the Trust’s Agreement and Declaration of Trust, dated May 11, 2018, by and between the Board of Trustees of the Trust and the holders of Common Shares (the “Declaration”), as certified pursuant to the Secretary’s Certificate;

(vii) a copy of the Trust’s By-Laws, as amended and currently in effect, as certified pursuant to the Secretary’s Certificate;

(viii) a copy of certain resolutions adopted by the Board of Trustees of the Trust, adopted on July 30, 2018 and September 6, 2018, relating to the creation, issuance and sale of the Shares and related matters, as certified pursuant to the Secretary’s Certificate; and

(ix) a form of certain resolutions proposed to be adopted by the pricing committee established by the Board of Trustees of the Trust relating to the issuance and sale of the Shares (the “Pricing Committee Resolutions”), as certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others and of public officials, including the facts and conclusions set forth in the Secretary’s Certificate and the factual representations and warranties contained in the Distribution Agreement.

BlackRock Multi-Sector Opportunities Trust II

November 5, 2018

In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. We have also assumed that the Pricing Committee Resolutions will be adopted by the pricing committee of the Board of Trustees in substantially the form reviewed by us. We have also assumed that the Distribution Agreement will be executed and delivered in substantially the form reviewed by us.

We do not express any opinion as to any laws other than the DSTA.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), becomes effective under the Securities Act; (ii) the Distribution Agreement has been duly executed and delivered by the Trust and the other parties thereto; (iii) the Board of Trustees, or Pricing Committee thereof, has taken all necessary statutory trust action to approve the issuance and sale of the Shares and related matters, including the price per Common Share; and (iv) the Shares are registered in the Trust’s share registry and have been delivered upon payment in full of the consideration payable therefor, as contemplated by the Distribution Agreement and as determined by the Board of Trustees or Pricing Committee thereof, the Shares, when issued and sold, will be duly authorized by all requisite statutory trust action on the part of the Trust under the DSTA and validly issued, fully paid and, under the DSTA, the purchasers of the Shares will have no obligation to make further payments for the purchase of the Shares or contributions to the Trust solely by reason of their ownership of the Shares (except as provided in the last sentence of Section 3.8 of the Declaration and except for the obligation of any holders of Shares to repay any funds wrongfully distributed to them); provided that the consideration paid for the Shares is not less than $0.001 per Share.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Opinions” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP

T.A.D.